AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELARA HOLDINGS, INC.

ELARA MERGER CORPORATION

AND

DIRECT GENERAL CORPORATION

Dated as of December 4, 2006

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Organization; Capitalization	33
4.2	Authority; No Conflict; Necessary Consents	34
4.3	Financing	34
4.4	Information in Proxy Statement	35
4.5	Interim Operations of Merger Sub	35

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1	Conduct of Business by the Company	35
5.2	Assistance with Financing	39

ARTICLE VI ADDITIONAL AGREEMENTS

6.1	Proxy Statement	40
6.2	Meeting of Company Shareholders; Board Recommendation	41
6.3	Acquisition Proposals	42
6.4	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	46
6.5	Public Disclosure	46
6.6	Regulatory Filings; Reasonable Best Efforts	47
6.7	Notification of Certain Matters	49
6.8	Third-Party Consents	49
6.9	Employee Matters	49
6.10	Indemnification	50
6.11	Company Options.	50
6.12	Section 16 Matters	51

ARTICLE VII CONDITIONS TO THE MERGER

7.1	Conditions to the Obligations of Each Party to Effect the Merger	52
7.2	Additional Conditions to the Obligations of Parent and Merger Sub	52
7.3	Additional Conditions to the Obligations of the Company	53

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

8.1	Termination	54
8.2	Notice of Termination; Effect of Termination	55
8.3	Fees and Expenses	56
8.4	Amendment	58
8.5	Extension; Waiver	58

ii

ARTICLE IX GENERAL PROVISIONS

9.1	Non-Survival of Representations and Warranties	58
9.2	Notices	58
9.3	Interpretation; Knowledge	60
9.4	Counterparts	61
9.5	Entire Agreement; Third-Party Beneficiaries	61
9.6	Severability	62
9.7	Other Remedies	62
9.8	Governing Law	62
9.9	Rules of Construction	62
9.10	Assignment	62
9.11	Waiver of Jury Trial	62

iii

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition	8.3(b)(iii)
Acquisition Proposal	6.3(h)(i)
Affiliate	9.3(d)
Agreement	Preamble
Articles of Merger	1.2(a)
Assumed Option	6.11(b)
Audit	3.6(a)
Budget	3.5(q)
Business Day	1.2(b)
Certificates	2.2(b)
Change of Recommendation	6.3(d)
Change of Recommendation Notice	6.3(d)(iii)
Closing	1.2(b)
Closing Date	1.2(b)
COBRA	3.15(a)
Code	2.2(e)
Company	Preamble
Company Balance Sheet	3.4(b)
Company Common Stock	2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Employee Plan	3.15(a)
Company Financials	3.4(d)
Company Governing Documents	3.1(b)
Company Material Contract	3.16(a)
Company Options	3.2(b)
Company Preferred Stock	3.2(a)
Company SEC Reports	3.4(a)
Company's Insurance Policies	3.5(dd)
Confidentiality Agreement	6.4(a)
Continuing Investor	6.11(b)
Contract	3.1(a)
Credit Facilities	3.5(k)
Customer Information	3.8(f)
Debt Financing	4.2(c)
Development Bond Property	3.7(c)
DOJ	3.3(c)
DOL	3.15(a)
Effect	9.3(c)
Effective Time	1.2(a)
Employee Agreement	3.15(a)
employee benefit plan	3.15(a)
Employee/Service Provider	3.15(a)
Employment and Non-Competition Agreements	Preamble
End Date	8.1(b)
Environmental Claim	3.12
Environmental Laws	3.12
Equity Financing	4.2(c), 4.2(c)

i

ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Act	3.3(c)
Exchange Fund	2.2(a)
Exchange Ratio	6.11(b), 6.11(b)
Executive Agreements	Preamble
Expense Reimbursement Agreement	3.16(a)(xii)
Finance and Banking Laws	3.11(b)
Financing	4.2(c)
Financing Commitments	4.2(c)
Financing Departments	3.3(c)
Finite Insurance Agreement	3.21(f)
FTC	3.3(c)
GAAP	3.4(b)
GAAP Financials	3.4(b)
Government Agreements	3.7(c)
Governmental Entity	3.3(c)
HIPAA	3.15(a)
HSR Act	3.3(c)
Indemnified Parties	6.10(a)
Information	6.4(a)
Initial Regulatory Submissions	8.1(b)
Insurance Contracts	3.5(dd)
Insurance Departments	3.3(c)
Insurance Subsidiary	3.4(c)(i)
Intellectual Property	3.8(a)
IP Contracts	3.8(a)
IRS	3.15(a)
Knowledge	9.3(b)
Laws	2.2(d)
Leased Documents	3.7(b)
Leased Real Property	3.7(b)
License Agreement	Preamble
Liens	3.1(c)
Litigation Matters	9.3(g)
Management Stockholders' Agreement	Preamble
Material Adverse Effect	9.3(c)
Materials of Environmental Concern	3.12
Merger	Preamble
Merger Consideration	2.1(a)
Merger Sub	Preamble
Necessary Consents	3.3(c)
off-balance sheet arrangements	3.4(b)
Option Consideration	6.11(a)
Option Plans	3.2(b)
Owned Real Property	3.7(a)
Parent	Preamble
Parent Common Stock	4.1
Parent Disclosure Schedule	ARTICLE IV
Parent Liability Cap	8.3(c)(ii)
Parent Termination Fee	8.3(c)(i)

ii

Paying Agent	2.2(a)
Pension Plan	3.15(a)
Permits	3.11(a)
Permitted Liens	9.3(d)
Person	9.3(d)
Premium Facility	3.5(k)
Privacy Policy	3.8(f)
Producer	3.21(e)
Proxy Statement	3.17
Real Property	3.7(c)
Recommendation	6.2(b)
Regulatory Material Adverse Effect	6.6(a)
Reinsurance Contracts	3.21(c)(i)
road shows	5.2(b)
SAP	3.4(c)(ii)
SEC	3.3(c)
Securities Act	3.4(a)
Special Committee	Preamble
Statutory Statements	3.4(c)(i)
Stockholders' Meeting	6.2(a)
Subscription Agreements	Preamble
Subsidiary	3.1(a)
Subsidiary Governing Documents	3.1(b)
Superior Offer	6.3(h)(ii)
Surviving Corporation	1.1
tail	6.10(b)
Tax	3.6(a)
Tax Authority	3.6(a)
Tax Returns	3.6(a)
Taxes	3.6(a)
Tennessee Law	Preamble
Termination Fee	8.3(b)(i)
Trademarks	3.8(a)
Triggering Event	8.1(i)
Voting Agreement	Preamble
Voting Debt	3.2(c)
WARN	3.15(a)

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made as of December 4, 2006 (this "Agreement") by and among Elara Holdings, Inc., a Delaware corporation ("Parent"), Elara Merger Corporation, a Tennessee corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Direct General Corporation, a Tennessee corporation (the "Company").

WHEREAS, the board of directors of Merger Sub has determined that it is advisable and in the best interests of Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of such combination, the board of directors of Merger Sub has adopted this Agreement, and Parent, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, in accordance with applicable Law; and

    WHEREAS, the board of directors of the Company has established a special committee, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company's management, which has reviewed this Agreement and the transactions contemplated hereby (the "Special Committee"); and

WHEREAS, the board of directors of the Company (acting upon the unanimous recommendation of the Special Committee) has adopted, in accordance with applicable provisions of the Tennessee Business Corporation Act ("Tennessee Law"), this Agreement and approved the transactions contemplated hereby, including the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger"); and has determined to unanimously recommend that its shareholders approve this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, one certain shareholder of the Company signatory thereto is entering into a Voting Agreement (the "Voting Agreement"); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain of the key employees of the Company are executing and delivering subscription agreements subscribing to purchase shares of Parent Common Stock (the "Subscription Agreements"), and a management stockholders' agreement in respect of such shares of Parent Common Stock (the "Management Stockholders' Agreement"); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain of the Continuing Investors and key employees of the Company and/or its Subsidiaries are executing and delivering employment and non-competition agreements (the "Employment and Non-Competition Agreements"); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of two certain senior executives is entering into a Resignation and Restrictive Covenants Agreement (the "Executive Agreements"); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, one certain senior executive is entering into a License Agreement (the "License Agreement"); and

WHEREAS, as an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Fremont Partners III, L.P., Fremont Partners III Side-by-Side, L.P. and TPG Partners V, L.P. have on the date hereof delivered to Seller a guarantee of Parent's obligations under Section 8.3(c); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Tennessee Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2  Effective Time; Closing.

(a)  Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Tennessee in accordance with the provisions of Tennessee Law. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of the State of Tennessee (the time of such filing being the "Effective Time").

(b)  The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, at the earlier of (i) 6:00 am Palo Alto, California time on the End Date and (ii) a time and date to be specified by Parent, which shall be no earlier than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date." "Business Day" shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, New York, are authorized or obligated by Law to close.

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Tennessee Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Charter; Bylaws.

(a)  Charter.   At the Effective Time, the charter of the Company shall be amended and restated in its entirety to be identical to the charter of Merger Sub, as in effect immediately prior to the Effective Time, and subject to Section 6.10(a), until thereafter amended in accordance with Tennessee Law and as provided in such charter, except that the name of the Surviving Corporation as stated in such charter shall be "Direct General Corporation."

(b)  Bylaws.   At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and subject to Section 6.10(a), until thereafter amended in accordance with Tennessee Law and such bylaws, except that the name of the Surviving Corporation on the face of such bylaws shall be "Direct General Corporation."

1.5  Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, or unless otherwise required by state insurance or premium finance regulatory Laws, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company's Subsidiaries immediately after the Effective Time, each to hold office of each such Subsidiary in accordance with the provisions of the Laws of the respective jurisdiction of organization and the respective charters, bylaws or equivalent organizational documents of each such Subsidiary.

ARTICLE II
CONVERSION AND EXCHANGE OF SECURITIES

2.1  Effect of Merger on Capital Stock.  At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company:

(a)  Company Common Stock.   Each share of the common stock, no par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b), will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to twenty-one dollars and twenty-five cents ($21.25), without interest (such amount of cash hereinafter referred to as the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.2(e)).

(b)  Cancellation.   Each share of Company Common Stock owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c)  Capital Stock of Merger Sub.   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)  Adjustments to Merger Consideration.   The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.2  Surrender of Certificates.

(a)  Paying Agent.   Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the paying agent (the "Paying Agent") in the Merger. Upon the Effective Time, Parent shall, or shall cause the Surviving Corporation to, make available to the Paying Agent for exchange in accordance with this Article II, the Merger Consideration payable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent ("Exchange Fund") shall be held for the benefit of the Company's shareholders as of immediately prior to the Effective Time. The Paying Agent shall invest the cash included in the Exchange Fund on a daily basis as directed by Parent pending payment thereof by the Paying Agent to the Company shareholders. Earnings from such investments shall become part of the Exchange Fund, and any amounts in excess of the amounts payable to Company shareholders pursuant to this Article II shall be promptly paid to Parent.

(b)  Surrender Procedures.   As soon as reasonably practicable following the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the cash constituting the Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) customary instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(c)  Transfer Books; No Further Ownership Rights in Company Common Stock.   At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Common Stock on the records of the Company. All Merger Consideration paid upon the surrender of Certificates representing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to Section 2.2(d).

(d)  Termination of Exchange Fund; No Liability.   Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise according to the instruction of Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.2 shall after such delivery to Parent look only to the Parent (subject to abandoned property, escheat or other similar Laws) solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 2.1(a) with respect to the shares of Company Common Stock formerly represented thereby. Notwithstanding anything to the contrary in this Section 2.2, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Company shareholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Entity) shall become, to the extent permitted by Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto. For purposes of this Agreement, "Laws" shall mean any law (including common law), statute, ordinance, code, regulation, rule, judgment, order, decree, injunction, arbitration award, decision, ruling or other pronouncement, of any Governmental Entity.

(e)  Withholding Rights.   Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f)  Lost, Stolen or Destroyed Certificates.   In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting Merger Consideration; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3  Further Action.   At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection but subject to Section 9.3(h) of this Agreement) supplied by the Company to Parent dated as of the date hereof (the "Company Disclosure Schedule"), as follows:

3.1  Organization; Standing and Power; Governing Documents; Subsidiaries.

(a)  Organization; Standing and Power.   Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, except for such failures as could not reasonably be expected to be material to any of the Company or its Subsidiaries. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures as could not reasonably be expected to be material to any of the Company or its Subsidiaries. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body. For purposes of this Agreement, "Contract" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

(b)  Governing Documents.   The Company has delivered to Parent (i) a true and correct copy of the charter and bylaws of the Company, each as amended to date (collectively, the "Company Governing Documents") and (ii) the charter and bylaws, or like organizational documents (collectively, "Subsidiary Governing Documents"), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Governing Documents and each of its Subsidiaries is not in violation of its respective Subsidiary Governing Documents.

(c)  Subsidiaries.   Section 3.1(c) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "Liens"), except for Permitted Liens and restrictions imposed by applicable securities Laws. Other than the Subsidiaries of the Company and securities in its investment portfolio, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.2  Capital Structure.

(a)  Capital Stock.   The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, no par value per share and (ii) 10,000,000 shares of undesignated preferred stock, no par value per share (the "Company Preferred Stock"). As of the close of business on the day immediately preceding the date hereof: (i) 20,347,675 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Governing Documents, or any agreement to which the Company is a party or by which it is bound.

(b)  Company Options.   As of the close of business on the date hereof: (i) 45,000 shares of Company Common Stock are issuable upon the exercise of outstanding options, vested and unvested, to purchase Company Common Stock under the Company's 1996 Employee Stock Incentive Plan (the "1996 Plan") and 907,200 shares of Company Common Stock are issuable upon the exercise of outstanding options, vested and unvested, to purchase Company Common Stock under the Company's 2003 Equity Incentive Plan (the "2003 Plan" and together with the 1996 Plan, the "Option Plans") (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Option Plans are referred to in this Agreement as "Company Options"), the weighted average exercise price of such Company Options is nineteen dollars and ninety-one cents ($19.91), and 45,000 of such Company Options under the 1996 Plan and 484,700 of such Company Options under the 2003 Plan are vested and exercisable; (ii) no shares of Company Common Stock are available for future grant under the 1996 Plan and 744,000 shares of Company Common Stock are available for future grant under the 2003 Plan; and (iii) no shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options outside of the Option Plans. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth a list of each outstanding Company Option, including: (a) the number of shares of Company Common Stock subject to such Company Option, (b) the exercise price of such Company Option, (c) the date on which such Company Option was granted or issued, (d) the Option Plan under which such Company Option was issued and whether such Company Option is an "incentive stock option" (as defined in Section 422 of the Code) or a nonqualified stock option, (e) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (f) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the date hereof; and (g) the date on which such Company Option expires. The Company has delivered to Parent a correlated list of names of the holders of such Company Options. All shares of Company Common Stock subject to issuance under the Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(b)(iii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. The per share exercise price of each Company Option is not (and is not deemed to be) less than the fair market value of a share of Company Common Stock as of the date of grant of such Company Option. All grants of Company Options were properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all Laws and recorded on the Company Financials in accordance with GAAP, and no such grants involved any "back dating", "forward dating" or similar practices that date any Company Option as of any date other that the date of its actual grant.

(c)  Voting Debt.   Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, "Voting Debt").

(d)  Other Securities.   Except as otherwise set forth in Section 3.2(b), Section 3.2(c) or Section 3.2(d) of the Company Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company's Knowledge, other than the Voting Agreement, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

3.3  Authority; No Conflict; Necessary Consents.

(a)  Authority.   The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval of this Agreement by the Company's shareholders as contemplated in Section 6.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of this Agreement by the Company's shareholders as contemplated by Section 6.2 and the filing of the Articles of Merger pursuant to Tennessee Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and consummate the Merger and the other transactions contemplated hereby. The board of directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to Section 6.3(d) hereof), duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Merger, and (iii) recommended that the shareholders of the Company approve this Agreement and directed that such matter be submitted to the Company's shareholders at the Shareholders' Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)  No Conflict.   The negotiation, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, have not, do not and will not (i) conflict with or violate any provision of the Company Governing Documents or any Subsidiary Governing Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval of this Agreement by the Company's shareholders as contemplated in Section 6.2 and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company's rights or to the Company's Knowledge, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens. Section 3.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if not obtained, individually or in the aggregate, could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or result in the Company or any of its Subsidiaries incurring any material penalties or other financial obligations or to materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver or approval.

(c)  Necessary Consents.   No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including, without limitation, any Insurance Department or Financing Department (each a "Governmental Entity") or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Articles of Merger pursuant to Tennessee Law and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the "SEC") in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and the expiration or termination of the applicable waiting period under the HSR Act, (iv) approval of the Company's shareholders as contemplated in Section 6.2, (v) the necessary filings, applications and notices to and approvals and consents, if any, of the departments of the states charged with the regulation of the business of insurance (the "Insurance Departments") and the financing or regulation of insurance premiums or the lending of money or regulation of deferred presentment transactions (the "Financing Departments") in the states in which the Company or its Subsidiaries are licensed or authorized or where the conduct of their business requires the approval by such departments (each of which is separately identified on Section 3.3(c) of the Company Disclosure Schedule) of the transactions contemplated hereby, (vi) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities Laws or the rules and regulations of the Nasdaq Global Select Market and (vii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made could not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vii) are referred to herein as the "Necessary Consents."

3.4  SEC Filings; Financial Statements; Internal Controls.

(a)  SEC Filings.   The Company has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since August 12, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing, (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates of filing, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. The Company has delivered to Parent complete and correct copies of all amendments and modifications to the Company SEC Reports drafted prior to the date of this Agreement that have not yet been filed by the Company with the SEC, but which are required to be filed and all Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has delivered or provided access to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since August 12, 2003, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company's Knowledge, as of the date hereof and except as described in Section 3.4(a) of the Company's Disclosure Schedule, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports.

(b)  GAAP Financial Statements.   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "GAAP Financials"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated (except that unaudited, interim financial statements were or will be subject to normal, recurring year end adjustments). The consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2006 contained in the Company SEC Reports is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects, and the Company Financials are consistent with such books and records in all material respects. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

(c)  Statutory Financial Statements

(i)  Except as described in Section 3.4(c)(i) of the Company Disclosure Schedule, the Company has delivered to Parent true, correct and complete copies of (i) the statutory financial statements (including the annual reports filed with the domiciliary states of each Insurance Subsidiary) for each Subsidiary of the Company that is licensed to or that conducts an insurance or reinsurance business (each an "Insurance Subsidiary") for the years ended December 31, 2002, 2003, 2004 and 2005 and (ii) the statutory financial statements (including quarterly reports filed with the domiciliary states of each Insurance Subsidiary) for each Insurance Subsidiary for the first three quarters in the year 2006, and the Company will deliver to Parent true, correct and complete copies of such statements for all quarters which are filed prior to the Effective Time (collectively, the "Statutory Statements").

(ii)  The Statutory Statements each present (or will present, with respect to the Statutory Statements which are filed following the date hereof and prior to the Effective Time) fairly and in accordance with the statutory accounting principles and practices prescribed or permitted by the appropriate regulatory agencies of each state in which the Statutory Statements have been or may be required to be filed ("SAP"), the financial position of the related Insurance Subsidiary at the date of each such statement and the results of the related Insurance Subsidiary's operations for each such referenced period.

(iii)  The amounts shown in the Statutory Statements as reserves and liabilities for past and future Insurance Contract claims and expenses under Insurance Contracts, were computed (i) in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect on their respective dates, (ii) on the basis of actuarial assumptions that were in accordance with those called for in policy provisions, (iii) in compliance with applicable Law in all material respects; and (iv) on the basis of actuarial assumptions and methods consistent in all material respects with those used to compute the corresponding items in the Statutory Statements. Such amounts shown on Statutory Statements filed after the date hereof and on or prior to the Effective Time will be so computed and based on the same principles used in prior periods.

(d)  Company Financials.   The GAAP Financials and the Statutory Statements are collectively referred to as the "Company Financials".

(e)  Internal Controls.   The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting. There does not exist any fraud, whether or not material, that involved the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting..

(f)  The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management to allow timely decisions regarding required disclosure.

3.5  Absence of Certain Changes or Events.   Since the date of the Company Balance Sheet through the date hereof and except as disclosed on Schedule 3.5 of the Company Disclosure Schedule, there has not been, accrued or arisen:

(a)  any Material Adverse Effect on the Company;

(b)  any acquisition of any business by the Company or any Subsidiary by merging or consolidating with, or by purchasing any assets for an amount in excess of $250,000 or equity securities of, or by any other manner, any corporation, partnership, association or other business organization or division thereof, whether by asset purchase, stock purchase, merger or otherwise;

(c)  any entry into, amendment or termination by the Company or any of its Subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to a joint venture or strategic partnership;

(d)  any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's or any of its Subsidiaries' capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for any dividends received by the Company or any of its wholly-owned direct or indirect Subsidiaries;

(e)  any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock;

(f)  any granting by the Company, or any of its Subsidiaries or ERISA Affiliates, whether orally or in writing, of any increase in compensation or pension, welfare or fringe benefits payable or otherwise due (i) to current or former executive officers or directors of the Company or any Subsidiary, (ii) to any current or former employees of the Company whose annual base salary is in excess of $75,000 other than in the ordinary course of business consistent with past practice, or (iii) to any other employees other than as would not result in increases to such other employees that in the aggregate exceed five percent (5%) of the Company's payroll as of the date of this Agreement;

(g)  any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into, or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(h)  any material amendment, termination or consent with respect to any Company Material Contract;

(i)  any Contract entered into by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any of its Subsidiaries of any Contract or other right, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $100,000 in each individual case (other than Contracts with customers, distributors and representatives entered into in the ordinary course of business, consistent with past practice);

(j)  any change by the Company in its accounting or reserving methods, principles or practices, except as required by concurrent changes in GAAP or SAP;

(k)  any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for (x) capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole and (y) borrowings by the Company under (1) the Eighth Amended and Restated Loan Agreement dated as of October 31, 2002 (the "Premium Facility"), by and among the Company, First Tennessee Bank, N.A. and the other parties thereto, as amended through the Eighth Amendment thereto, dated June 30, 2006 and (2) the Third Amended and Restated Loan Agreement dated as of October 31, 2002 (and together with the Premium Facility, the "Credit Facilities"), by and among the Company, First Tennessee Bank, N.A. and the other parties thereto, as amended through September 30, 2006;

(l)  any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(m)    any material change in the amount of, or the policies relating to, accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Company or any of its Subsidiaries;

(n)  any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force or similar actions other than the opening and closing of sales offices in the ordinary course of business;

(o)  any sale, lease, license, encumbrance or other disposition of any properties or assets with a value of more than $100,000 excluding salvage sales of insured vehicles or the license of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(p)  any loan, extension of credit, advance or grant of extended payment terms by the Company or any of its Subsidiaries to, or investment in, any Person other than (A) loans or advances to Employees/Service Providers in connection with business related travel and expenses, in each case in the ordinary course of business consistent with past practice, (B) loans, advances or capital contributions or investments by the Company to or in any wholly-owned Subsidiary, by any wholly-owned Subsidiary in the Company, or by a wholly-owned Subsidiary of the Company in any other wholly-owned Subsidiary of the Company or (C) commercial loans or advances made in the ordinary course of business and consistent with past practice;

(q)  any material purchases of fixed assets or other long term assets for a purchase price of more than $100,000 other than as provided in the Company's budget, a complete copy of which has been provided to Parent before the date hereof (the "Budget"), and other than in the ordinary course of business and in a manner consistent with past practice;

(r)  any amendment of any material Tax Returns, any adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes or closing agreement relating to an Audit, or consent to any waiver or extension of the statutory period of limitations in respect of any Audit or any claim or assessment in respect of any Taxes;

(s)  any material revaluation, or any indication that such a revaluation is required under GAAP or SAP, by the Company or any of its Insurance Subsidiaries of any of their assets, including, without limitation, materially writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t)  to the Knowledge of the Company, any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries;

(u)  any commencement or settlement of any material lawsuit, any threat of any material lawsuit or other material proceeding by or against the Company or any Subsidiary which could reasonably be expected to result in losses to the Company in excess of $50,000, other than defense of claims under insurance policies issued by the Company and its Subsidiaries;

(v)  any granting by the Company or any of its Subsidiaries of any material Lien with respect to any of its or their properties or assets except for Permitted Liens;

(w)  any granting by the Company or any of its Subsidiaries of forgiveness, cancellation or waiver under or in respect of any debts owed to or claims of or by any of them except for write-offs of accounts receivable from customers in the ordinary course of business provided that such accounts receivable are not material individually or in the aggregate;

(x)  any material claim or, to the Knowledge of the Company, any potential material claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Intellectual Property owned by or developed or created by it or them or of infringement by the Company or any of its Subsidiaries of any rights of any third Person in respect of any Intellectual Property;

(y)  any Contract with any union, labor organization or other organization representing any employee of the Company or any of its subsidiaries;

(z)  any material change in its underwriting (other than adjustments to underwriting policies made in light of loss experience in the ordinary course of business), reinsurance, marketing, claim processing and payment, except as required by concurrent changes in applicable Law, or reduced the amount of any reserves and other liability accruals held in respect of losses or loss adjustment expenses arising under or relating to Insurance Contracts, other than as required by concurrent changes in applicable Law;

(aa)  any abandonment, modification, waiver, termination or otherwise change to any insurance Permit, except (i) as is required in order to comply with concurrent changes in applicable Law, (ii) such modifications, changes or waivers of insurance Permits as would not, individually or in the aggregate, restrict the business or operations of the Company or any of its Subsidiaries in any material respect or (iii) such modifications or changes that would expand the insurance Permits in a way favorable to the Company;

(bb)  except in the ordinary course of business, or in connection with geographical or product expansion, or as required to comply with applicable Law, any material modifications to any Insurance Contract or form thereof;

(cc)  any failure to keep in full force and effect any of the Company's Insurance Policies (other than the Company's Insurance Policies that are replaced immediately by comparable insurance coverage), or reduce the amount of any insurance coverage provided by existing Company Insurance Policies; or

(dd)  any agreement, whether in writing or otherwise, to take any action described in this Section 3.5.

For all purposes of this Agreement, the following terms shall have the following respective meanings:

"Insurance Contracts" means all contracts, treaties, policies, binders, slips, certificates or other written arrangements to which the Company or any of its Subsidiaries is a party or by or to which any of them is bound or subject providing for insurance, assumptions of reinsurance, excess insurance or retrocessions, including, without limitation, all insurance policies, reinsurance policies, and retrocession agreements, in each case as such contract, treaty, policy or other written arrangement may have been amended, modified or supplemented, other than the Company's Insurance Policies.

"Company's Insurance Policies" means all policies of insurance (excluding retrocession agreements and similar agreements) maintained by the Company or by any of its Subsidiaries as of the date hereof with respect to their respective properties, assets, business, operations, employees, officers or directors or managers.

3.6  Taxes.

(a)  Definitions.   "Tax" or "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any taxing authority of any Governmental Entity. "Tax Authority" means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. "Audit" means any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes. "Tax Returns" mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

(b)  Tax Returns and Audits.

(i)  The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by the Company and each of its Subsidiaries. Such filed Tax Returns are true, correct, and complete in all material respects.

(ii)  All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return, have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP specifically in respect of such Taxes has been established on the GAAP Financials. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(iii)  Except for Permitted Liens, there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries.

(iv)  Except as described in Section 3.6(b)(iv) of the Company Disclosure Schedule, no Federal, state, local or foreign Audits are presently pending with regard to any material Taxes or material Tax Returns of the Company and its Subsidiaries and to the Knowledge of the Company, no such Audit is threatened. No material issue has been raised by any Tax Authority in any completed Audit which, by application of the same or similar principles, could reasonably be expected to recur in a subsequent Tax period.

(v)  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(vi)  Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes, other than the agreements described in Section 3.6(b)(vi) of the Company Disclosure Schedule.

(vii)  Except as described in Section 3.6(b)(vii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(viii)  The Company has not received any claim from a Taxing Authority in any jurisdiction where the Company or its Subsidiaries does not file a Tax Return asserting that it is or may be subject to Taxation in that jurisdiction.

(ix)  None of the Company or any of its Subsidiaries has participated in any way (i) in any "tax shelter" within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable Laws of jurisdictions other than the United States) of the Code or (ii) in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) (or any comparable regulations of jurisdictions other than the United States).

(x)  Each Insurance Contract complies with the requirements of section 72 of the Code, each Insurance Contract which was issued as a life insurance contract meets the requirements of section 7702(a) of the Code, and the Company does not issue any modified endowment contracts within the meaning of Section 7702A of the Code.

3.7  Real Properties.

(a)  Section 3.7(a) of the Company Disclosure Schedule contains a current, complete and correct list of all real property owned by the Company or any Subsidiary ("Owned Real Property"), and copies of all vesting deeds have been provided to Parent. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, the Company and/or its Subsidiaries have good, valid and marketable title to the Owned Real Property, free and clear of all Liens, tenancies, subtenancies, licenses, defects, restrictive covenants or other encumbrances other than the Permitted Liens.

(b)  Section 3.7(b) of the Company Disclosure Schedule sets forth a list of all material real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the "Leased Real Property"), including all amendments, assignments and modifications thereto, whether as lessor or lessee. The Company has delivered or made available to Parent true, correct and complete copies of all material Contracts under which the Leased Real Property is currently leased, licensed, subleased, used or occupied by the Company or any of its Subsidiaries ("Lease Documents") and the Company has delivered or provided access to Parent a true, correct and complete list of all Contracts under which the Leased Real Property is currently leased, licensed, subleased or occupied. Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, the Lease Documents for the Leased Real Property have not been modified, amended, changed or altered in any material way. All Lease Documents are in full force and effect, are valid, binding, enforceable and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company's Knowledge, any third party under any of the Lease Documents.

(c)  Section 3.7(c) of the Company Disclosure Schedule sets forth a list of all real property affected by agreements ("Government Agreements") with Government Entities ("Development Bond Property" and together with the Owned Real Property and Leased Real Property, the "Real Property"). The Government Agreements are in full force and effect, and are valid, binding, enforceable and effective in accordance with their respective terms. The transactions contemplated by this Agreement will not result in a breach of or a default under any of the Government Agreements, and will not cause such agreements to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing.

(d)  Except as set forth on Section 3.7(d) of the Company Disclosure Schedule:

(i)  no parties other than the Company or any of its Subsidiaries have a right to occupy, use or own any Real Property;

(ii)  the Real Property is used only for the current operation of the business of the Company and its Subsidiaries, and includes all real property necessary for the business of the Company and/or Subsidiaries as currently conducted;

(iii)  the Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice;

(iv)  neither the Company nor any Subsidiary is currently or could in the future be obligated under any option, right of first refusal or other contractual right to sell, dispose of, lease or sublease its interest in any of the Real Properties or any material portion thereof or any material interest therein to any Person other than Merger Sub; and

(v)  with respect to the Leased Property and to the Development Bond Property, there are no superior interests to those of the Company or its Subsidiaries.

3.8  Intellectual Property.

(a)  Sufficiency of Intellectual Property.   Section 3.8(a) of the Company Disclosure Schedule identifies all of the following: (i) all trademarks, service marks, trade names, domain names, trade dress and the like which the Company or any of its Subsidiaries own or purport to own, including those registered with the United States Patent and Trademark Office (the "Trademarks"); (ii) all copyrights and all registrations of and applications to register copyrights which the Company or any Subsidiary own or purport to own; (iii) all licenses of rights in Trademarks, patents, copyrights and other intellectual property, whether to or by the Company or any of its Subsidiaries ("IP Contracts"); and (iv) all software developed by the Company that is currently in use or held for future use in its or its Subsidiaries' business. The rights required to be so identified, together with all licenses of rights in computer software and all proprietary know how and trade secrets which are material to the Company, any of its Subsidiaries or its or their business, are referred to herein collectively as the "Intellectual Property." The Intellectual Property and other licensed software of the type generally available to the public is all of the intellectual property used or held for use in, or necessary to conduct, the business. Neither the Company nor any of its Subsidiaries owns any patents or pending applications to patent any technology or design.

(b)  Ownership of Intellectual Property.   The Company or one of its Subsidiaries is the owner of, or duly licensed to use (and immediately following the Closing will continue to own or have a valid right to use), free and clear of all Liens, the Intellectual Property, and the Intellectual Property owned by the Company exists and has been maintained in good standing. Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, no third party has asserted ownership rights in any of the intellectual property (except to the extent that such intellectual property has been properly licensed to or by the Company or one of its Subsidiaries). The conduct of the business of the Company and its Subsidiaries does not (and to the Company's Knowledge, the conduct of the business when conducted immediately following the Closing at such time will not) infringe, misappropriate or otherwise violate any right of any third party, and since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice (or, to the Company's Knowledge, any other notice) from any Person alleging such infringement, misappropriation, or other violation. To the Company's Knowledge, no third party is infringing, misappropriating or otherwise violating the Company's or its Subsidiaries' rights in the Intellectual Property and within the past three (3) years, except as set forth in Section 3.8(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging any such infringement, misappropriation or violation.

(c)  Computer Software.   The Company has heretofore furnished Parent with a list of all software. The Company or one of its Subsidiaries currently owns or licenses, or otherwise has the legal right to use, all of the software currently in use (and all software held for future use by the Company or its Subsidiaries (including any upgrade, alteration or enhancement with respect thereto), and to the Company's Knowledge, all of such software is being used in compliance with applicable licenses or other agreements.

(d)  Transaction.   Except as described in Section 3.8(d) of the Company Disclosure Schedule, the consummation of transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's and its Subsidiaries' right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business as currently conducted.

(e)  Trade Secrets.   The Company and its Subsidiaries take reasonable measures under the circumstances to protect the confidentiality of their respective trade secrets.

(f)  Data Protection; Privacy.   The Company has a privacy policy (the "Privacy Policy") that discloses (i) the manner and methods by which the Company and each of its Subsidiaries collects information from its customers or other parties (the "Customer Information"), (ii) the manners in which they use such Customer Information and (iii) to whom and under what circumstances the Company or any of its Subsidiaries may disclose Customer Information to any third party. Neither the Company nor any of its Subsidiaries uses any of the Customer Information it receives through its web site or otherwise in an unlawful manner, or in a manner that in any way violates the Privacy Policy, any contractual obligations or the privacy rights of their customers or other third parties. The Company and each of its Subsidiaries have not collected any Customer Information in an unlawful manner or in violation of the Privacy Policy, any contractual obligations, or any applicable Laws relating to privacy, data protection, and the collection and use of personal information. The Company and each of its Subsidiaries have adequate security measures in place to (i) protect the Customer Information they receive and which they store in their computer systems from unauthorized or illegal use, access or modification by third parties or use by third parties in a manner violative of the rights of privacy of their customers and other third parties and (ii) restrict access to Customer Information to those employees who require such access to perform their primary job functions. The Company and each of its Subsidiaries conduct their business in material compliance with applicable Laws relating to privacy, data protection, and the collection and use of personal information.

3.9  Company Insurance.   To the Company’s Knowledge, each of the Company and its Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Company's Knowledge, there is no threatened termination of, or material premium increase with respect to, any such policies and bonds. Section 3.9(b) of the Company Disclosure Schedule contains an accurate and complete description of all material policies of fire, liability, products liability, workers' compensation, and other forms of insurance owned or held by the Company and each subsidiary. Section 3.9(c) of the Company Disclosure Schedule identifies all risks that the Company and its Subsidiaries, and their respective board of directors or officers, have designated as being self-insured. The Company has delivered or made available to Parent the claims history for the Company during the past five (5) years and in the Company's possession, including with respect to insurance obtained but not currently maintained. Each insurance policy (or binder), fidelity or surety bond, and self-insurance arrangement in effect and maintained by or on behalf of the Company and any of its Subsidiaries and any of their respective properties, assets, employees, officers or directors is set forth in Section 3.9(d) of the Company Disclosure Schedule (including for each policy the policy number, insurer, policy period, limit and deductible). Except as described in Section 3.9(d) of the Company Disclosure Schedule, each such insurance policy, binder or bond is legally valid, binding and enforceable in accordance with its terms and in full force and effect, and will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. The Company has provided or made available to Parent each expired or ineffective insurance policy (or binder), fidelity or surety bond and self-insurance arrangement in the Company's possession and maintained by or on behalf of the Company and any of its Subsidiaries and any of their respective properties, assets, employees, officers or directors since January 1, 2004. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, with respect to insurance policies covering the Business since January 1, 2001: (i) all occurrences, litigation and circumstances that could lead to a claim that would be covered by insurance policies have been properly reported to and accepted by the applicable insurer, (ii) no policy limits have been exhausted or materially eroded or reduced and there have been no gaps in the periods of coverage, and (iii) to the Knowledge of the Company, all insurance carriers with respect to each such policy are solvent and there are no open claims against any insolvent insurance carriers.

3.10  Litigation.   Except as set forth in Section 3.10 of the Company Disclosure Schedule and for claims under Insurance Contracts issued by the Company's Insurance Subsidiaries in the ordinary course of business, which claims are and are reasonably expected to remain for amounts less than $50,000, there is no action, suit, claim or proceeding pending or, to the Company's Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). There is no material investigation or other material proceeding pending or, to the Company's Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There are not currently, nor, to the Company's Knowledge, have there been since January 1, 2003, any material internal investigations or inquiries being conducted by the Company, the Company's board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any alleged financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. There is no action, suit, proceeding, arbitration or, to the Company's Knowledge, investigation involving the Company, which the Company presently intends to initiate.

3.11  Compliance with Law.

(a)  General.   Neither the Company nor any of its Subsidiaries since January 1, 2001, is or has been in violation or default in any material respect of any Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries and their respective employees, hold all permits, licenses, certificates, waivers, exemptions, grants, authorizations and approvals of all Governmental Entities, including, without limitation, those responsible for regulating insurance companies, insurance agencies, lenders and financers, necessary to own, lease or operate all of the assets and properties of the Company and its Subsidiaries, as appropriate, and to carry on the business of the Company and its Subsidiaries as presently and historically conducted (the "Permits"). All such Permits are in full force and effect and, except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are not operating under any agreement, order or understanding with any Governmental Entity that restricts its authority to do business or requires the Company or any of its Subsidiaries to take, or refrain from taking, any action relating to the conduct of the business otherwise permitted by applicable Law, except as set forth in the written documentation evidencing such Permit. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with (i) all applicable Laws, and regulations applicable to the business (including, without limitation, all usury and similar Laws), (ii) the terms of the Permits, and (iii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. Neither of the Company nor any of its Subsidiaries have received, at any time since January 1, 2003, any notice (written or otherwise) from any Governmental Entity regarding (i) any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply with, any material term or requirement of any Permit or applicable Law (including Finance and Banking Laws) or (ii) any actual or potential revocation, withdrawal, suspension, cancellation, termination, modification, qualification or impairment of any material Permit or (iii) material violation of Law. The Permits, and each jurisdiction in which the any of the Insurance Subsidiaries is licensed to write insurance, are listed in Section 3.11(b) of the Company Disclosure Schedule. True and complete copies of all Permits previously have been delivered to Parent.

(b)  Premium Finance.   Without limiting the scope of the representations and warranties made by the Company pursuant to Section 3.11(a), and except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) the business and operations of the Company and/or its Subsidiaries in making insurance premium financing loans have been conducted in compliance in all material respects with all applicable statutes, laws and regulations of all states in which the Company and/or its Subsidiaries conduct such business, (ii) the business and operations of the Company and/or its Subsidiaries have been conducted in compliance in all material respects with all applicable Laws regulating the business of consumer lending and banking, including state usury and similar Laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign Laws regulating lending and banking ("Finance and Banking Laws") and (iii) the business and operations of the Company and/or its Subsidiaries have complied in all material respects with all applicable collection practices in seeking payment under any loan or credit extension of such subsidiaries.

3.12  Environmental Matters.   Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

"Environmental Claim" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Laws" mean all applicable federal, state, local and foreign Laws of any Governmental Entity and common law relating to pollution or protection of human health or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

"Materials of Environmental Concern" means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(a)  Environmental Compliance.   The Company and its Subsidiaries are in material compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material Permits required under the Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(b)  Environmental Liabilities.   There is no material Environmental Claim pending or, to the Company's Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Laws.

(c)  Environmental Information.   The Company has provided to Parent all material assessments, reports, data, results of investigations or audits that are in the possession or control of or reasonably available to the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(d)  Environmental Obligations.   Neither the Company nor any of its Subsidiaries is required under any Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

3.13  Brokers' and Finders' Fees.   Except for fees payable to SunTrust Robinson Humphrey pursuant to an engagement letter dated June 9, 2006, as amended on November 16, 2006 by that certain letter from SunTrust Robinson Humphrey dated November 15, 2006, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby except as provided for in the engagement letter described above. Section 3.13(b) of the Company Disclosure Schedule sets forth an itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company or any of its Subsidiaries expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.14  Transactions with Affiliates.   Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 (Certain Relationships and Related Transactions) of Regulation S-K promulgated by the SEC.

3.15  Employee Benefit Plans and Compensation.

(a)  Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

"Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been, maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee/Service Provider, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation.

"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"DOL" shall mean the United States Department of Labor.

"Employee/Service Provider" shall mean any current or former employee, including officers, agents, employee-agents, consultant (but not including any entity consultant that is not an alter ego for a natural person consultant), independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

"Employee Agreement" shall mean each management, employment, severance, separation, employee settlement, consulting, contractor, change of control, benefits, compensation, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter, any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any director or any Employee/Service Provider pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

"HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

"IRS" shall mean the United States Internal Revenue Service.

"Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

"WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b)  Schedule.   Section 3.15(b)(i) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Section 3.15(b)(ii) of the Company Disclosure Schedule sets forth a table setting forth the salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $100,000 per year as of the date hereof. The Company has provided Parent a separate list of the names of such employees. To the Company's Knowledge, no employee listed on Section 3.15(b)(ii) of the Company Disclosure Schedule intends to terminate his or her employment for any reason. Section 3.15(b)(iii) of the Company Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations that could reasonably be expected to exceed $100,000 per year, excluding those corporations, partnerships, limited liability companies and other entities that are owned or controlled, directly or indirectly, by third parties who are not otherwise employees, officers, consultants or directors of the Company.

(c)  Documents.   The Company and each of its Subsidiaries have delivered to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee/Service Provider or Employees/Service Providers relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d)  Employee Plan Compliance.   The Company Employee Plans are in, and have been administered in, compliance with all applicable requirements of ERISA, the Code, and other applicable Laws in all material respects and have been administered in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification, and, to the Company's Knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Neither the Company nor any Subsidiary is party to any contract, agreement or arrangement that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code.

(e)  Claims.

(i)  There are no pending or, to the Company's Knowledge, threatened actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(ii)  There are no audits, inquiries, investigations or other proceedings of any nature pending or to the Company's Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(f)  No Pension Plan.   Neither the Company, nor any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g)  No Self-Insured Plan.   Except as described in Section 3.15(g) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees/Service Providers (including any such plan pursuant to which a stop-loss policy or contract applies).

(h)  Effect of Transaction; Parachute Payments; Executive Compensation Tax.   Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Employee/Service Provider to (i) compensation or benefits or any increase in compensation or benefits upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Plans, (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Company Employee Plans that would not be deductible under Sections 280G of the Code. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any Employee/Service Provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee/Service Provider of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(i)  Employment Matters.   The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employment discrimination, employee safety and health, classification of Employees/Service Providers, immigration, employee whistleblowing, plant closures and layoffs, employee leave issues, loans or advances to employees, disability rights or benefits, affirmative action, employee privacy and wages and hours, and in each case, with respect to Employees/Service Providers (i) are not liable for any arrears of wages, severance pay (except as set forth in Section 3.15(i) of the Company Disclosure Schedule) or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees/Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not reasonably be expected to result in material liability. Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, there are no actions, grievances, investigations, complaints, suits, claims, charges or administrative matters pending, or, to the Company's Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees/Service Providers relating to any Employee/Service Provider, Employee Agreement or Company Employee Plan. There are no pending or, to the Company's Knowledge, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker's compensation policy or long-term disability policy. Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, the services provided by each of the Company's, each of the Company's Subsidiary's and each of their respective ERISA Affiliates' current employees based in the United States are terminable at the will of the Company, the Company's Subsidiary or their respective ERISA Affiliates. No employee of the Company or any of the Company's Subsidiaries is based outside of the United States.

(j)  No Post-Employment Obligations.   No Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee/Service Provider (either individually or to Employees/Service Providers as a group) or any other Person that such Employee(s)/Service Provider(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute or as set forth in Section 3.15(j) of the Company Disclosure Schedule.

(k)  No Violation of Employment Obligations.   To the Company's Knowledge, no employee of the Company or any of its Subsidiaries is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty or other legal duty under any Law, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by such Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(l)  No Plans to Terminate Employment.   Except for such officers that have entered into the Executive Agreements, to the Company's Knowledge, no current officer or key employee of the Company or any of its Subsidiaries intends to terminate his or her employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

(m)  Labor.   No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending or, to the Company's Knowledge, threatened as of the date of this Agreement, nor has there been any such occurrence for the past three (3) years. To the Company's Knowledge, there are no activities or proceedings by any labor union to organize any Employees/Service Providers. Except as would not reasonably be expected to result in a material liability or obligation, there are no actions, suits, claims, labor disputes or grievances pending or, to the Company's Knowledge, threatened by or on behalf of any Employee/Service Provider against the Company or its Subsidiaries, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees/Service Providers, and no collective bargaining agreement is being negotiated as of the date of this Agreement by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law. Section 3.15(m) of the Company Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of any such employees who suffered an "employment loss" (as defined in the WARN Act or any similar state, local or foreign Law) at any site of employment or facility of the Company or any of its Subsidiaries during the ninety (90)-day period ending on the date of this Agreement. Section 3.15(m) of the Company Disclosure Schedule shall be updated immediately prior to the Closing Date with respect to the ninety (90)-day period ending on the Closing Date.

3.16  Contracts.

(a)  Material Contracts.   For purposes of this Agreement, "Company Material Contract" shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound and which is in effect on the date hereof:

(i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)  any Contract or series of related Contracts which (x) requires aggregate future expenditures by the Company and its Subsidiaries (in the aggregate) in excess of $250,000 or which is reasonably expected to result in payments to the Company or any of its Subsidiaries (in the aggregate) in excess of $250,000, (y) relates to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $250,000 or any interest in excess of $250,000 in any other Person or business enterprise, in each case, other than in the ordinary course of business and (z) concerns a partnership, joint venture, joint development, merger, acquisition, tender offer, exchange offer or similar arrangement with one or more Persons;

(iii)  any employment, contractor or consulting Contract with any executive officer or other Employee/Service Provider of the Company or any of its Subsidiaries providing for annual compensation in excess of $100,000 or member of the Company's board of directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union or other employee organization;

(iv)  any agreement of indemnification or any guaranty (other than (1) guarantees by the Company of obligations of any of its wholly-owned direct or indirect Subsidiaries or (2) any such agreement or guarantee entered into in the ordinary course of business of the Company and its Subsidiaries);

(v)  any Contract and any Company Employee Plan or Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(vi)  any Lease Document in respect of real property leased, licensed or subleased by the Company or any of its Subsidiaries with a square footage equal to or in excess of 2,000 square feet;

(vii)  any Contract required to be disclosed pursuant to Section 3.14 or 3.22;

(viii)  any hedging, futures, options or other derivative Contract;

(ix)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $250,000, other than accounts receivable and payable in the ordinary course of business;

(x)  any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;

(xi)  any Contract or group of related Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company; or

(xii)  any Contract pursuant to which the Company is obligated to reimburse any expenses incurred by a Person in connection with an Acquisition Proposal other than the expense reimbursement agreement dated November 15, 2006 (the "Expense Reimbursement Agreement"), by and between the Company and an Affiliate of Parent in respect of the reimbursement of expenses incurred by any Affiliates of Parent in connection with the Merger as more fully set forth therein.

(b)  Schedule.   Section 3.16(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof.

(c)  No Breach.   All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.17  Information in the Proxy Statement.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the "Proxy Statement") will, on each relevant filing date, on the date of mailing to the Company's shareholders and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

3.18  Fairness Opinion.   The Company has received the written opinion of SunTrust Robinson Humphrey dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the Company's shareholders, other than shareholders that are (i) affiliates of Parent or (ii) the Continuing Investors, from a financial point of view, and a copy of such opinion has been delivered to Parent and Merger Sub. The Company has been authorized by SunTrust Robinson Humphrey to permit the inclusion of such opinion in its entirety in the Proxy Statement.

3.19  Takeover Statutes.   The board of directors of the Company has taken all actions so that any restrictions contained in Chapter 103 of Title 48 of Tennessee Law will not apply to Parent or Merger Sub, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.20  Board Approval.   The Company's board of directors, at a meeting duly called and held at which all Directors were present, has unanimously (i) duly and validly approved and taken all corporate action required to be taken by the Company's board of directors to authorize the consummation of the Merger and the transactions contemplated hereby, (ii) resolved that the Merger is fair to, and in the best interests of, the Company and its shareholders and declared the Merger to be advisable, and (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, and directed that such matter be submitted to the Company's shareholders at the Shareholders' Meeting. None of the aforesaid actions by the Company board of directors has been amended, rescinded or modified.

3.21  Insurance Matters.

(a)  Authorization; Policy Forms; Rates.   Each Insurance Subsidiary is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized, or otherwise eligible to act, as an insurance company in each other jurisdiction where it is required to be so licensed, authorized or eligible, and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Statutory Statements. Each jurisdiction in which any Insurance Subsidiary is licensed or authorized under (i) through (iii) of the foregoing sentence is set forth on Section 3.21(a)(1) of the Company Disclosure Schedule. Except as set forth on Section 3.21(a)(2) of the Company Disclosure Schedule, to the extent required by Law, each Insurance Contract issued or distributed by any Insurance Subsidiary in any jurisdiction since January 1, 2003, is, to the extent required by Law, on a form approved by the applicable Insurance Departments or has been filed and not objected to by such Insurance Departments within the period provided for objection, and such form complies in all material respects with applicable Laws. Any premium rates, to the extent required by Law, with respect to Insurance Contracts currently issued by the Company or any Insurance Subsidiary which are required to be filed with or approved by any Governmental Entity have been so filed or comply in all material respects with applicable Laws, and such premiums charged thereon conform thereto.

(b)  Underwriting Management and Administration Agreements.   All underwriting management and/or administration agreements entered into by the Company and any Insurance Subsidiary as now in force are, to the extent required by Law, in forms acceptable in all material respects to the applicable Insurance Departments (or have been submitted for approval which is pending, or have been filed and not objected to by such Insurance Departments within the period provided for objection).

(c)  Reinsurance and Retrocession.

(i)  Each reinsurance contract, treaty or arrangement (including any facilitative agreements, indemnity agreements, or terminated or expired treaty or agreement under which there remains any outstanding material liability with respect to paid or unpaid case reserves regarding ceding or assumption of reinsurance, coinsurance, excess insurance, or retrocessions) ("Reinsurance Contracts") to which any Insurance Subsidiary is a party or by or to which any of them are bound or subject, as each such Reinsurance Contract may have been amended, modified or supplemented is a valid and binding obligation of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, and each such Reinsurance Contract is listed on Section 3.21(c) of the Company Disclosure Schedule. Neither any Insurance Subsidiary nor, to the Company's Knowledge, any other party thereto is in default in any material respect with respect to any such Reinsurance Contract. There are no material disputes as to reinsurance or retrocessional coverage pending or, to the Company's Knowledge, threatened with respect to any such Reinsurance Contract.

(ii)  Each Insurance Subsidiary is entitled under applicable Law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and its Insurance Subsidiaries and are properly reflected in the Statutory Statements. To the Company's Knowledge, all such amounts recoverable by the Company or any of its Insurance Subsidiaries are fully collectible in due course. Neither the Company nor any of its Insurance Subsidiaries has received notice that any other party to any Reinsurance Contracts intends not to perform under any such Reinsurance Contracts, and, to the Company's Knowledge, the financial condition of each other party to each Reinsurance Contract pursuant to which any Insurance Subsidiary has ceded any premiums is not impaired to the extent that a default thereunder is reasonably anticipated.

(d)  Insurance Ratings.   As of the date of this Agreement, three of the Company’s property and casualty Insurance Subsidiaries have been assigned a "B" insurer financial strength rating with a positive outlook by A. M. Best Co. In addition, one of the Company’s property and casualty Insurance Subsidiaries has been assigned a "B" insurer financial strength rating with a stable outlook by A. M. Best Co. Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, since December 31, 2005 the Company has not been downgraded and, to the Knowledge of the Company as of the date of this Agreement, A. M. Best Co. has not indicated that it intends to lower its rating or put the Company on an "under review" status.

(e)  Agents and Brokers.   Except as set forth on Section 3.21(e) of the Company Disclosure Schedule, no single agent, broker, intermediary, manager or producer employed or engaged by the Company or any of its Subsidiaries ("Producer") generated more than one percent (1%) of the aggregate gross written premium of the Company or any of its Insurance Subsidiaries during either of the years ended December 31, 2004 or December 31, 2005. To the Company's Knowledge, except as set forth in Schedule 3.21(e) of the Company Disclosure Schedule, each Producer complies in all material respects with applicable Laws regarding such Producer's authority to engage in the type of insurance activities in which such Producer is engaged and each Producer is duly licensed (including, without limitation, the marketing, sale or issuance of any Insurance Contracts) in each jurisdiction in which such Producer places or sells Insurance Contracts on behalf of the Company and/or any of its Insurance Subsidiaries, and each such Producer is duly authorized and appointed by the applicable Insurance Subsidiary pursuant to applicable Laws in all material respects. All contracts between any Producer, on the one hand, and the Company or any Insurance Subsidiary, on the other hand, are in compliance in all material respects with all applicable Laws. To the Company's Knowledge, no Producer or Producers who individually accounted for more than one percent (1%) of the aggregate gross written premiums of the Company or its Insurance Subsidiaries during the year ended December 31, 2005, or in the aggregate accounted for more than five percent (5%) of the aggregate gross premium during the year ended December 31, 2005, have given or been given written notice of termination or, to the Company's Knowledge, threatened or been threatened with termination, or threatened or been threatened with a substantial reduction in the amount of premiums to be written by such Person on behalf of the Company or its Insurance Subsidiaries. There is no dispute material to the Company pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries by any Producer.

(f)  Finite Risk Insurance or Reinsurance.   Except as set forth in Section 3.21(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is currently or has ever been a party to a Finite Insurance Agreement. Except as set forth in Section 3.21(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is now or has ever been a party to any Reinsurance Contract that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under the Reinsurance Contract, other than the inuring contracts that are explicitly defined in such Reinsurance Contract. As used herein, the term "Finite Insurance Agreement" means any contract of financial reinsurance, finite risk insurance or reinsurance contracts (or multiple contracts with the same reinsurer or its affiliates) that include any of the following features:

(i)  Features that limit the amount of insurance risk that is transferred to the reinsurer, including: (1) a limited or conditional cancellation provision under which cancellation triggers the obligation by the Company or any of its Subsidiaries or an affiliate of the Company or any of its Subsidiaries, to enter into a new reinsurance contract with the reinsurer, or an affiliate of the reinsurer; (2) a contract term longer than two (2) years when the contract is non-cancelable by the Company or any of its Subsidiaries during the contract term; (3) an unconditional unilateral right by either party to commute the reinsurance contract; or (4) aggregate stop loss reinsurance coverage.

(ii)  Features that result in a delayed or untimely reimbursement of claims by the reinsurer, including: (1) reporting of losses less frequently than on a quarterly basis; or (2) a payment schedule accumulating retentions from multiple years.

(iii)  Risks ceded during the period covered by a financial statement and either (1) accounted for by the ceding entity as reinsurance under SAP and as a deposit under GAAP, or as reinsurance under GAAP and as a deposit under SAP.

(g)  Agreements with Regulators.   Except as set forth in Schedule 3.21(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of the business of Company or any of its Subsidiaries, or relates to the Company's or any of its Subsidiaries' capital adequacy or risk management policies, nor has the Company or any of its Subsidiaries been advised in writing by any Governmental Entity that it is contemplating any such undertakings.

3.22  Restrictions on Business Activities.   Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person.

3.23  Books and Records.   The minute books of the Company and each Subsidiary contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their respective shareholders and the board of directors and committees thereof. Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, the Company, in all material respects, has made available to Parent true and complete copies of (a) the Company Governing Documents, (b) the Subsidiary Governing Documents (c) all minute books (containing the records of meetings of shareholders, the board of directors and any committees of the board of directors to date) of each of the Company and each Subsidiary, (c) all stock certificate and stock record books of the Company and each Subsidiary except to the extent such records are maintained by the Company’s outside transfer agent and registrar and (d) any similar records or documents of each of the Company and each Subsidiary. Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, the Company does not have any prior names, and since the date of its incorporation and has not conducted business under any name other than the current name of the Company and its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection without cross references, such that any information set forth in one section of the disclosure schedule shall not be deemed to apply to any other section or subsection thereof) supplied by the Company to Parent dated as of the date hereof (the "Parent Disclosure Schedule"), as follows:

4.1  Organization; Capitalization.   Merger Sub is a wholly-owned direct subsidiary of Parent. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, except for such failures as could not reasonably be expected to adversely effect the ability of any of them to consummate the transactions contemplated hereby. Parent has delivered to the Company a true and correct copy of the charter and bylaws, each as amended to the date of this Agreement, of Merger Sub, and such charter and bylaws contain such provisions regarding exculpation, indemnification and advancement of expenses as required by Section 6.10(a) hereof. The authorized capital stock of Parent consists of 1,000,000 shares of common stock, par value $0.01 per share ("Parent Common Stock"). Other than in connection with the equity financing as described on Section 4.1 of the Parent Disclosure Schedule (the "Equity Financing"), and pursuant to Section 6.11(b), Parent is not obligated to issue, deliver or sell any shares of Parent Common Stock or any security, option, warrant, call, right, commitment, agreement, instrument or arrangement by its terms convertible into or exchangeable for any shares of Parent Common Stock.

4.2  Authority; No Conflict; Necessary Consents.

               (a)  Authority.   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent or Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with applicable provisions of Tennessee Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)  No Conflict.   The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any material Laws applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's or Merger Sub's rights or, to the Knowledge of Parent or Merger Sub, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any material contract of Parent or Merger Sub; except, in the case of each of the preceding clauses (i), (ii) and (iii), for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)  Necessary Consents.   No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

4.3  Financing.   The financing of the transactions contemplated hereby will consist of a combination of Equity Financing and debt financing (which includes (x) amending the Premium Facility to allow the Merger and the transactions contemplated in connection therewith and (y) funds loaned to the Company upon the Closing) (the "Debt Financing", and together with the Equity Financing, the "Financing"). Section 4.3 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of executed commitment letters and amendment to the Premium Facility (the "Financing Commitments") pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide Parent with the Financing. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent and Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The proceeds from the Financing as contemplated by the Financing Commitments, together with cash on hand of the Company and its Subsidiaries anticipated to be available at the Effective Time, constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Parent or the Company required in connection therewith). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

4.4  Information in Proxy Statement.   The information supplied or to be supplied by or on behalf of Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company's shareholders and at the time of the Shareholders' Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

4.5  Interim Operations of Merger Sub.   Merger Sub was formed solely for the purpose of consummating the Merger pursuant to Section 1.1 hereof and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1  Conduct of Business by the Company.

(a)  Ordinary Course.   During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that an authorized officer of Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws and regulations, (ii) pay their debts (including, without limitation, Taxes) when due, pay or perform other material obligations when due, (iii) file all reports required to be filed by it with the SEC and (iv) use all reasonable efforts consistent with past practice to (x) preserve intact their present business organization, (y) keep available the services of their present Employees/Service Providers and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings. In addition, the Company shall promptly notify Parent in writing of any occurrence of a Material Adverse Effect.

(b)  Required Consent.   Without limiting the generality of Section 5.1(a), except as provided in Section 5.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)  Enter into any new line of business;

(ii)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction between the Company or any wholly-owned direct or indirect Subsidiary of the Company and the Company or any a wholly-owned direct or indirect Subsidiary of the Company, as the case may be, which wholly-owned direct or indirect Subsidiary remains a wholly-owned direct or indirect Subsidiary of the Company after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

(iv)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, enter into other agreements or commitments of any character obligating it to issue any such securities or rights, or grant any restricted stock, restricted stock units, performance shares, performance share units or other equity based awards other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms or (B) the issuances of Company Common Stock issuable upon the exercise, conversion or exchange of any other securities issued by the Company prior to the date of this Agreement which securities are exercisable, convertible or exchangeable into Company Common Stock;

(v)  Cause, permit or propose any amendments to the Company Governing Documents or adopt any amendments to any of the Subsidiary Governing Documents of the Company's Subsidiaries, except as necessary to comply with any law, rule, regulation or requirement of any Governmental Entity;

(vi)  Except for the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or any assets of, or by any other manner, any business or any Person or division thereof;

(vii)  Acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or in any event, for consideration in excess of $250,000 in any one case or in the aggregate or solicit or participate in any negotiations with respect to the foregoing other than expenditures for the remaining portion of fiscal year 2006 and any portion of fiscal year 2007 prior to the Effective Time as provided for in the Budget, provided that the Company shall not amend or otherwise modify the Budget without Parent's prior consent;

(viii)  Enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement pursuant to which the Company or any of its Subsidiaries is party to any joint venture or strategic partnership;

(ix)  Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries except in the ordinary course of business and in a manner consistent with past practice, or in any event, for consideration in excess of $250,000 in any one case or in the aggregate;

(x)  Effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(xi)  Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (a) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company, (b) subject to applicable Law, employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice, (c) commercial loans or advances made in the ordinary course of business and consistent with past practice or (d) investments made in the ordinary course of business consistent with past practice for the purposes of managing risk and return and provided that any such investment shall comply with the Company’s investment guidelines, of or to which Parent has been provided a copy or access before the date hereof;

(xii)  Except as required by concurrent changes in GAAP or SAP, alter or amend in any material respect their existing underwriting, claim handling, loss control, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy;

(xiii)  Fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities or Tax Authorities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns; provided that all such Tax Returns shall be true, correct and complete, except for such Tax Returns or Taxes that are not material to the Company and its Subsidiaries, taken as a whole;

                               (xiv)  (A) Amend any Tax Returns, make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by a change in the Code, or (B) settle, consent, enter into (or agree to settle, consent or enter into) any closing agreement relating to any Audit or consent to any waiver or extension of the statutory period of limitations in respect of any Audit, except for such Tax Returns, Taxes or Audits that are not material to the Company and its Subsidiaries, taken as a whole;

(xv)  Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material Company Insurance Policy, other than the renewal of existing Company Insurance Policies on substantially the same terms as in effect on the date hereof;

(xvi)  Commence or settle any lawsuit, threat of any lawsuit or material proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements (A) with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000, (B) involving ordinary course collection claims for accounts receivable due and payable to the Company or (C) entered into in the ordinary course of business in response to routine state regulatory exams; provided, however, neither the Company nor any of its Subsidiaries shall be permitted to settle any lawsuit, threat of any lawsuit, claim, proceeding or other investigation with respect to the matters set forth in Section 5.1(b)(xvi) of the Company Disclosure Schedule without the express written consent of Parent;

(xvii)  Except as required by Laws or Contracts currently binding on the Company or any of its Subsidiaries, (1) materially increase in any manner the amount of compensation or pension, welfare or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee/Service Provider or director of the Company or any Subsidiary of the Company other than any non-officer employees in the ordinary course of business and consistent with past practice, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options other than as contemplated hereby in connection with the Merger, or (4) enter into, modify or amend any Employee Agreement or indemnification agreement with or on behalf of any Employee/Service Provider (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will" or modifications whereby an Employee/Service Provider waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award) or (5) enter into any collective bargaining agreement;

(xviii)  Provide any material refund, credit, rebate or other allowance to any customer or sales agent, in each case, other than in the ordinary course of business consistent with past practice or except as required to comply with any law rule, regulation or Governmental Entity, or except to remedy any error that resulted in an overcharge requiring a refund;

(xix)  Enter into any Contracts containing, or otherwise subjecting the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing, except such Contracts entered into with vendors in the ordinary course of business and consistent with past practice that have standard non-competition clauses or restrictions;

(xx)  Hire any non-executive officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any executive officers;

(xxi)  Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person in excess of $250,000 in the aggregate, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than (a) the financing of ordinary-course trade payables consistent with past practice, (b) in connection with borrowings or repayments with respect to Credit Facilities in the ordinary course of business and consistent with past practice or (c) Company or Subsidiary guarantees of Company or Subsidiary obligations;

(xxii)  (A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Document, other than the opening and closing of sales offices in the ordinary course of business;

(xxiii)  Enter into, modify or amend in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate, any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company or any of its Subsidiaries;

(xxiv)  Enter into, modify or amend any material reinsurance, coinsurance, modified coinsurance or any similar Contract (including any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured;

(xxv)  Except in the ordinary course of business consistent with past practice, enter into any Contract that relates to or otherwise affects any material Intellectual Property or material Intellectual Property rights of the Company and its Subsidiaries;

(xxvi)  Dispose of, grant, transfer, or obtain, or permit to lapse any rights to, any Intellectual Property or Intellectual Property rights, except as necessary in the ordinary course of business consistent with past practice, or dispose of or disclose to any Person, other than representatives of Parent, any trade secrets; or

(xxvii)  Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in this Section 5.1(b), or take any other action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not to be satisfied.

5.2  Assistance with Financing.

(a)  Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments (provided that Parent and Merger Sub may replace or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof, so long as any such amendment or replacement does not adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement without unreasonable delay) including using its reasonable best efforts to (i) negotiate the Financing Agreements on the terms and conditions contained in the Financing Commitments and (ii) reasonably satisfy on a timely basis all conditions applicable to Parent in the Financing Agreements. If any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources; provided, that Parent shall not be required to obtain the Financing, giving effect to the portion obtained from alternative sources, (i) on terms, which are, taken as a whole, materially less advantageous to Parent or (ii) on economic terms less advantageous to Parent in any event, in each case, than those of the Financing contemplated by the Financing Commitments (taking into account any market flex provisions thereof).

(b)  The Company shall, and shall cause its Subsidiaries and its and their representatives to, reasonably cooperate in connection with the arrangement of the Financing as may be requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent and if reasonably necessary to obtain the Financing or obtain any portion thereof from alternative sources pursuant to subsection (a) above, (i) agreeing to enter into such agreements, and to use reasonable best efforts to deliver such officer's certificates and opinions, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer's certificates or opinions, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company's assets pursuant to such agreements as may be reasonably requested (provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time), (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, "road shows" and sessions with rating agencies, (iii) using commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents, (iv) instructing its independent accountants to provide reasonable assistance to Parent (including to provide consent to Parent to prepare and use their audit reports relating to the Company and any necessary "comfort letters" in connection with the Financing) and (v) providing to the lenders specified in the Financing Commitments financial and other information in the Company's possession with respect to the Merger, making the Company's senior officers available to assist the lenders specified in the Financing Commitments and otherwise reasonably cooperating in connection with the consummation of the Financing; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1  Proxy Statement.   As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to shareholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

6.2  Meeting of Company Shareholders; Board Recommendation.

(a)  Meeting of Company Shareholders.   The Company will take all action necessary in accordance with Tennessee Law and the Company Governing Documents to call, hold, convene and complete a meeting of its shareholders, promptly following the mailing of the Proxy Statement to such shareholders, to consider approval of this Agreement and the transactions contemplated hereby (the "Shareholders' Meeting") to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable Law) within forty-five (45) days after the mailing of the Proxy Statement to the Company's shareholders. Subject to Section 6.3(d), the Company will use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby and will take all other action necessary or advisable to secure the vote or approval of its shareholders required by the rules of the Nasdaq Global Select Market or Tennessee Law or any other applicable Laws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Shareholders' Meeting (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on such approval or (y) if as of the time for which the Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders' Meeting. The Company shall ensure that the Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders' Meeting are solicited in compliance with Tennessee Law, the Company Governing Documents, the rules of the Nasdaq Global Select Market and all other applicable Laws.

(b)  Board Recommendation.   Except to the extent expressly permitted by Section 6.3(d): (i) the board of directors of the Company shall unanimously recommend (the "Recommendation") that the Company's shareholders vote to approve this Agreement and the transactions contemplated hereby at the Shareholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's shareholders vote to approve this Agreement and the transactions contemplated hereby at the Shareholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Recommendation.

6.3  Acquisition Proposals.

(a)  No Solicitation.   The Company agrees that none of the Company, any of its Subsidiaries or any of the Company's or any of its Subsidiaries' employees, officers or directors shall, and that it shall use all reasonable efforts to cause the Company's and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; (iv) withdraw, amend or modify, or propose to withdraw, amend or modify the Recommendation; or (v) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii), (iv) or (v) to the extent specifically permitted pursuant to Sections 6.3(c) or 6.3(d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will, within two (2) days after the date hereof, exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b)  Notification of Unsolicited Acquisition Proposals.   As promptly as practicable after receipt of any (x) Acquisition Proposal, (y) request for nonpublic information or (z) inquiry (A) that could reasonably be expected to lead to an Acquisition Proposal or (B) from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials and a written summary of all oral information provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company's board of directors) of any meeting of the Company's board of directors at which the Company's board of directors could reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of the Company's board of directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting. The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 6.3(c)) and shall promptly provide Parent a copy of all written materials and a written summary of all oral information subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(c)  Superior Offers.   Notwithstanding anything to the contrary contained in Section 6.3(a), in the event that the Company receives prior to the approval of this Agreement by the shareholders of the Company in accordance with applicable Law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 6.3 and that the Company's board of directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided that:

(i)  the Company complies with all of the terms of this Section 6.3;

(ii)  prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality and standstill agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf in substantially the form of the Confidentiality Agreement and, in any event, no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent, and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(iii)  the board of directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would result in a breach of the board of directors' fiduciary duties to the shareholders of the Company under applicable Law.

(d)  Change of Recommendation.   Notwithstanding anything to the contrary contained in Section 6.3(a), (x) the board of directors of the Company may withhold, withdraw, amend or modify its Recommendation, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the shareholders of the Company, may recommend that the shareholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the board of directors of the Company or a committee thereof, a "Change of Recommendation"), (y) the board of directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, and (z) the Company may, after payment of the Termination Fee pursuant to Section 8.3(b), terminate this Agreement pursuant to Section 8.1(h) and the Company or any of its Subsidiaries may concurrently with such termination execute or enter into a binding definitive agreement with respect to a Superior Offer, if and only if, prior to any such action described in clauses (x), (y) and (z) hereof, all of the following conditions in clauses (i) through (vi) are met:

(i)  the board of directors of the Company determines in good faith, after consultation with the Company's financial advisors and outside legal counsel, that it may be required by its fiduciary duties to do so;

(ii)  the shareholders of the Company have not approved this Agreement in accordance with applicable Law;

(iii)  the Company shall have delivered to Parent written notice (a "Change of Recommendation Notice") at least five (5) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A), if applicable, that the Company has received a Superior Offer, the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, (B) that the Company intends to effect a Change of Recommendation and (C) if applicable, that the Company intends to terminate this Agreement pursuant to Section 8.1(h);

(iv)  after delivering the Change of Recommendation Notice, the Company shall (A) provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five (5) Business Day period and (B) negotiate in good faith with respect thereto during such five (5) Business Day period, in each case as would enable the Company to proceed with the Recommendation without making a Change of Recommendation;

(v)  the board of directors of the Company shall have determined after considering the terms of the Merger (as they may be adjusted pursuant to paragraph (iv) above), after consultation with the Company's financial advisor and outside legal counsel, that it is required by its fiduciary duties to do so; and

(vi)  the Company shall not have breached any of the provisions set forth in Section 6.2 or this Section 6.3.

(e)  Compliance with Disclosure Obligations.   Nothing contained in this Agreement shall prohibit the Company or its board of directors from complying with Rules 14a-9 (False or Misleading Statements), 14d-9 (Recommendation or Solicitation by the Subject Company and Others) and 14e-2(a) (Position of Subject Company) promulgated under the Exchange Act; provided, however, that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

(f)  State Takeover Statutes and Company Rights Plan.   The board of directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the board of directors of the Company for purposes of causing any state takeover statute or other state Law to be applicable to or triggered by the transactions contemplated hereby. For the avoidance of doubt, this Section 6.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 6.3.

(g)  Continuing Obligation to Call, Hold and Convene Shareholders' Meeting; No Other Vote.   Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Shareholders' Meeting shall not be limited or otherwise affected by (A) the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or (B) any Change of Recommendation. The Company shall not submit to the vote of its shareholders any Acquisition Proposal, or propose to do so, at any time prior to sixty (60) days after the Shareholder's Meeting.

(h)  Certain Definitions.   For purposes of this Agreement, the following terms shall have the following meanings:

(i)  "Acquisition Proposal," with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from any party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder), including the Company or any of its Subsidiaries, of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than ten percent (10%) of the assets of the Company (including its Subsidiaries taken as a whole), (d) any recapitalization, reclassification, share repurchase, restructuring or similar transaction by the Company or any of its Subsidiaries that if consummated would increase the percentage interest of the total outstanding voting securities of the Company or any of its Subsidiaries beneficially owned by any Person or group or (e) any liquidation or dissolution of the Company; provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii)  "Superior Offer," with respect to the Company, shall mean an unsolicited, bona fide written Acquisition Proposal by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company and its Subsidiaries or all of the outstanding voting securities of the Company as a result of which the shareholders of the Company immediately preceding such transaction would hold less than forty percent (40%) of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the board of directors of the Company has in good faith concluded, after consultation with its current financial advisor or another financial advisor of nationally recognized reputation, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer (including any terms thereof relating to break-up fees, expense reimbursement and conditions to consummation) and the Person making the offer, to be more favorable, from a financial point of view, to the Company's shareholders (in their capacities as shareholders) than the terms of the Merger (which shall require that such Acquisition Proposal must provide to the Company's shareholders (in their capacities as shareholders) consideration with a value per share of Company Common Stock that is greater than the Merger Consideration) and is reasonably capable of being consummated on the terms so proposed prior to the End Date and for which financing, to the extent required, is then fully committed or reasonably determined by the board of directors of the Company to be available.

(i)  Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, agent, representative or affiliate of the Company, acting within the scope of his or her employment, or in his or her capacity as an officer, director or shareholder, or otherwise at the direction of and on behalf of the Company shall be deemed to be a breach of this Agreement by the Company.

6.4  Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)  Confidentiality.   The parties acknowledge that the Company and Parent have previously executed a confidentiality agreement, dated February 16, 2006 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective Representatives (as defined in the Confidentiality Agreement) to hold and keep confidential, any "Information" (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)  Access to Information.   Subject to the Confidentiality Agreement and applicable Law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its Subsidiaries during the period prior to the Effective Time to obtain all information concerning the business of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries and use all reasonable efforts to make available at all reasonable times during normal business hours to Parent and its representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company and its Subsidiaries' business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by Law with respect to records of employees, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limitation of the foregoing, the Company agrees to promptly provide to Parent and its accountants, counsel and other advisors copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 6.4 shall be subject to the Confidentiality Agreement.

(c)  No Modification of Representations and Warranties or Covenants.   No information or knowledge obtained in any investigation or notification pursuant to this Section 6.4, Section 6.6, Section 6.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5  Public Disclosure.   Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by Law or any requirement of the Nasdaq Global Select Market or any other applicable national or regional securities exchange, market or securities quotation system. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.6  Regulatory Filings; Reasonable Best Efforts.

(a)  Reasonable Best Efforts.   Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the filing of Notification and Report Forms with the FTC and the DOJ as and in such form as required by the HSR Act; (iv) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control Laws of any applicable jurisdiction; (v) the filing of the necessary applications and notices to and approvals and consents, if any, of the Insurance Departments and Financing Departments in the states in which the Company or its Subsidiaries are domiciled or where the conduct of their business requires the approval by such departments of the transactions contemplated hereby; (vi) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" Laws and the securities Laws of any foreign country, or any other Law relating to the Merger; (vii) obtaining of all necessary consents, approvals or waivers from third parties, (viii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (ix) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Laws. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 6.6(a). Without limiting the foregoing, the Company and its board of directors shall, if any takeover statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in no event shall this Section 6.6(a) require Parent or its Subsidiaries

(i)  to (A) take any action that would be reasonably expected to adversely affect Parent or its affiliates (other than the Company) following the consummation of the Merger in any material respect or (B) invest, contribute or loan capital or assets to, or guarantee or pledge capital or assets for the benefit of, the Insurance Subsidiaries; or

(ii)  if it would or would reasonably be expected to have (x) a Material Adverse Effect on the Company or (y) a material adverse effect on the benefits, taken as a whole, Parent reasonably expected to derive from the transactions contemplated hereby, including the Merger, (A) sell, divest, hold separate, or otherwise dispose of any of their or of the Company's or any of its Subsidiaries' respective businesses, product lines or assets or (B) conduct their or the Company's or any of its Subsidiaries respective businesses in a specified manner; or

(iii)  agree to take any of the actions set forth in the immediately preceding clauses (i) or (ii) (the actions set forth in the immediately preceding clauses (i) and (ii) and in this clause (iii), individually and collectively a "Regulatory Material Adverse Effect").

The Company shall agree if, but solely if, requested by Parent in writing to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services or assets of the Company or any of its Subsidiaries in furtherance of this Section 6.6(a); provided, however, that any such action shall be conditioned upon the consummation of the Merger and other transactions contemplated hereby.

(b)  Notification.   Each of Parent, Merger Sub and the Company will notify the others orally and in writing upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c)  Advance Review.   Each of Parent, Merger Sub and the Company shall have the right to review in advance with respect to all the information relating to itself and its Subsidiaries, and each will consult with the others in advance (in each case subject to applicable Laws relating to the exchange of information) with respect to all the information relating to the others and any of its or their respective Subsidiaries, any information which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.

(d)  Meetings.   Each of Parent, Merger Sub and the Company shall to the extent practicable consult with the others prior to participating in any substantive meeting, conference call, discussion or communication, whether or not through representatives, with any Governmental Entity in respect of any filings, submissions, investigation or inquiry, with respect to this Agreement or the transactions contemplated hereby.

(e)  Status.   Each of Parent, Merger Sub and the Company shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the others of the substance of any material oral communications with any Governmental Entity for which it was not practicable to have advance consultation or participation and shall respond to inquiries and requests received from any Governmental Entity or third party, in each case with respect to this Agreement or the transactions contemplated hereby as promptly as practicable. Without limiting the rights of the parties in this Section 6.6, each of Parent, Merger Sub and the Company shall furnish in advance to the others copies of all correspondence, filings, submissions and written communications between it or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby and consult with the others on and reasonably take into account any reasonable comments they may have to such correspondence, filings, submissions and written communications prior to them being made.

6.7  Notification of Certain Matters.

(a)  By the Company.   The Company shall promptly give oral and written notice to Parent and Merger Sub of (i) any representation or warranty made by it contained in this Agreement being or becoming untrue or inaccurate, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 7.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 6.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b)  By Parent.   Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement being or becoming untrue or inaccurate, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 7.3; provided, however, that no such notification shall affect the representations, warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 6.7(b) shall not limit or otherwise affect the remedies available hereunder.

6.8  Third-Party Consents.   As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts and Insurance Contracts, including without limitation any Contracts related to the Government Agreements and Development Bond Property, required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 3.3(b) of the Company Disclosure Schedule and consents or landlord and subtenant estoppel certificates, as applicable, with respect to those Lease Documents listed in Section 3.3(b) of the Company Disclosure Schedule. In connection with seeking such consents, waivers, approvals and estoppel certificates, the Company shall keep Parent informed of all material developments and shall, at Parent's request, include Parent in any discussions or communications with any parties whose consent, waiver, approval and estoppel certificates is sought hereunder. Such consents, waivers, approvals and estoppel certificates shall be in a form acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers, approvals and estoppel certificates.

           6.9  Employee Matters.   For a period commencing on the Effective Time and ending the first anniversary of the Effective Time, or if sooner, the date the applicable Employee/Service Provider's employment or service terminates with the Company or its Subsidiaries, as applicable, Parent agrees to cause the Company and its Subsidiaries to provide to the employees who remain employed with the Company or any of its Subsidiaries from and following the Effective Time, compensation and benefits that are in the aggregate not materially less favorable than those provided by the Company or such Subsidiary immediately prior to the Effective Time, but not taking into account for purposes of valuing benefits provided immediately prior to the Effective Time, any stock options or other equity based compensation. Nothing in this Agreement shall be construed to limit any rights that any party may have to amend, modify or terminate any Company Employee Plan or Employee Agreement.

6.10  Indemnification.

(a)  Indemnity.   From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company pursuant to the Company Governing Documents and the indemnification agreements between the Company and its directors and officers in effect as of the date hereof and listed in Section 6.10(a) of the Company Disclosure Schedule (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the "Indemnified Parties"), subject to applicable Law. The charter and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company Governing Documents as in effect on the date hereof, which provisions will not, except as required by Law, be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties.

(b)  Insurance.   For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors' and officers' liability insurance with one or more reputable unaffiliated third-party insurers covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one (1) year in excess of two hundred twenty-five percent (225%) of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed two hundred twenty-five percent (225%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such two hundred twenty-five percent (225%) of such annual premium); and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 6.10(b) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company's directors' and officers' insurance policy in effect as of the date hereof.

(c)  Third-Party Beneficiaries.   This Section 6.10 is intended to be for the benefit of, and shall be enforceable by each of the Indemnified Parties and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.10.

6.11  Company Options.

(a)  Each Company Option other than any Assumed Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled at the Effective Time in exchange for the right to receive an amount in cash in U.S. dollars, equal to (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the per share exercise price of the Company Common Stock subject to such Company Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the "Option Consideration") less such amounts as are required to be withheld or deducted in accordance with Section 2.2(e).

(b)  Notwithstanding the terms of Section 6.11(a) above, each Company Option that (i) is held by a Person listed on 6.11(b) of the Parent Disclosure Schedule (each such Person, a "Continuing Investor"), (ii) is outstanding and unexercised as of the Effective Time, and (iii) has a per share exercise price greater than two dollars and seventy-one cents ($2.71) (each, an "Assumed Option") shall not be treated pursuant to the terms of Section 6.11(a) but instead, effective as of the Effective Time, each Assumed Option, whether vested or unvested, shall, as of the Effective Time, be cancelled at the Effective Time shall cease to represent a right to acquire shares of Company Common Stock at that time, and in exchange therefor, shall be converted automatically into an option to purchase shares of Parent Common Stock; provided, however, that (x) the number of shares of Parent Common Stock purchasable upon the exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Assumed Option immediately prior to the Effective Time multiplied by the "Exchange Ratio" as defined below, rounded down to the nearest whole share, and (y) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of such Assumed Option by the Exchange Ratio, rounding up to the nearest whole cent and (z) except as provided in this Section 6.11(b), and with respect only to the vesting terms and conditions (which shall not be accelerated as a result of the Merger) and the terms of the Assumed Options, the Assumed Options shall be on the same terms and conditions, regarding those matters as set forth in the respective grant instruments evidencing the Assumed Options. For the avoidance of doubt, in no event will any Company Option assumed pursuant to this Section 6.11(b) be exchanged for Option Consideration pursuant to Section 6.11(a) and Company Options covered under Section 6.11(a) will not be assumed pursuant to this Section 6.11(b). For purposes of this Section 6.11(b), the "Exchange Ratio" shall be equal to 0.02125

(c)  The board of directors of the Company or the compensation committee thereof, to the extent duly authorized, shall make such adjustments and amendments to or make such determinations with respect to the Company Options as may be necessary or appropriate to implement the foregoing provisions of this Section 6.11. If and to the extent necessary or required by the terms of the Option Plans and any other plan, program, agreement or arrangement or pursuant to the terms of any Company Option granted thereunder, the Company shall use its reasonable best efforts to obtain the necessary consents to implement the foregoing provisions of this Section 6.11. The board of directors of the Company or the compensation committee thereof, to the extent duly authorized, shall take all actions necessary or appropriate to terminate, as of the Effective Time, the Option Plans and any other plan, program, agreement or arrangement under which equity-based rights of the Company have been granted.

(d)  Notices. With respect to matters described in this Section 6.11, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

6.12  Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required or appropriate (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1  Conditions to the Obligations of Each Party to Effect the Merger.   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  Company Shareholder Approval.   This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote under applicable Law, by the shareholders of the Company.

(b)  No Order.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)  HSR Act.   All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

(d)  Insurance Department and Finance Department Approvals.   The Company, Parent and each Subsidiary of either of them shall have received and there shall be in full force and effect all authorizations, consents and approvals required from any Insurance Department or Financing Department in the states in which the Company or its Subsidiaries are domiciled or where the conduct of their business requires the approval by such departments of the transactions contemplated hereby, without any conditions or restrictions attached thereto which, in the reasonable judgment of Parent, would reasonably be expected to have a Regulatory Material Adverse Effect.

7.2  Additional Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)  Representations and Warranties.   The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate as does not constitute a Material Adverse Effect on the Company, other than the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.13 and 3.14, which shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company, any materiality or Material Adverse Effect qualifier and any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded unless expressly accepted in writing by Parent as an amendment or modification to this Agreement).

(b)  Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)  Material Adverse Effect.   No Effect that has or could reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d)  No Governmental Restriction.   There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied.

(e)  Officer's Certificate.   Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that each of the conditions set forth in Sections 7.2(a), (b), (c) and (d) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

(f)  Debt Financing.   Parent or Merger Sub shall have received the proceeds of the Debt Financing contemplated by the Financing Commitments on the terms and conditions set forth therein (and, with respect to terms and conditions not so set forth, on terms and conditions reasonably acceptable to Parent) or proceeds in the same aggregate amount as contemplated by the Debt Financing from other financing sources as provided in Section 5.2(a).

7.3  Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date and except, in each case or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Parent and Merger Sub, any materiality qualifier and any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded unless expressly accepted in writing by the Company as an amendment or modification to this Agreement).

(b)  Agreements and Covenants.   Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  Officer's Certificate.   The Company shall have received a certificate dated as of the Closing Date to the effect that each of the conditions set forth in Sections 7.3(a) and (b) have been satisfied signed on behalf of Parent and Merger Sub by an authorized executive officer of each of them.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1  Termination.   This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a)  by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b)  by either the Company or Parent if the Merger shall not have been consummated by March 31, 2007 (the "End Date") at any time thereafter; provided, that if the approval contemplated by Section 7.1(d) is the only condition precedent to the Company's obligation to effect the Merger (other than any conditions to be performed or certificates to be delivered upon the Closing Date itself) that has not been satisfied or waived by March 31, 2007 and Parent shall have submitted to the applicable Governmental Entities those filings, notifications and other submissions specified in Section 8.1(b) of the Parent Disclosure Schedule (the "Initial Regulatory Submissions") on or prior to December 29, 2006 (excluding biographical affidavits, fingerprint cards and any third-party biographical verifications which will be filed as soon as practicable after such date), the End Date may, at Parent's discretion, be extended to June 30, 2007; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement. Parent shall be deemed to have complied with its obligations in this clause (b), so long as Parent has submitted the Initial Regulatory Submissions to, and in substantially the form expressly required by, the applicable Governmental Entity on or prior to December 29, 2006, notwithstanding that one or more Governmental Entities may issue a "deficiency letter" or similar correspondence requiring additional or revised information or documents be submitted before any of the Initial Regulatory Submissions is deemed "complete" for purposes of the statutes, rules and regulations governing such submission;

(c)  by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)  by either the Company or Parent if the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain such shareholder approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement;

(e)  by Parent (at any time prior to the approval of this Agreement by the required vote of the shareholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f)  by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent's representations and warranties or breach by Parent could be curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such twenty (20)-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such twenty (20)-day period);

(g)  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to twenty (20) days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such twenty (20)-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such twenty (20)-day period);

(h)  by the Company, if the Company (A) shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 6.3(d) and (B) shall have paid Parent the Termination Fee described in Section 8.3(b); and

(i)  by Parent, if any Effect, either individually or in the aggregate, shall have occurred since the date hereof that has, or would reasonably be expected to have, a Material Adverse Effect on the Company.

For the purposes of this Agreement, a "Triggering Event," with respect to the Company, shall be deemed to have occurred if: (i) its board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent the Recommendation; (ii) it shall have failed to include in the Proxy Statement the Recommendation; (iii) its board of directors fails to reaffirm (publicly, if so requested) the Recommendation within five (5) calendar days after Parent requests in writing that the Recommendation be affirmed; (iv) its board of directors or any committee thereof fails to reject or shall have approved or recommended any Acquisition Proposal; (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer; (vi) the Company breaches any of its obligations set forth in Sections 6.2 or 6.3; or (vii) the board of directors of the Company shall have resolved to do any of the foregoing.

8.2  Notice of Termination; Effect of Termination.   Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto; provided, however, that nothing in this sentence shall give a terminating party the right to terminate the Agreement at a time inconsistent with the provisions of Sections 8.1(f) and 8.1(g) above. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3  Fees and Expenses.

(a)  General.   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with the filing the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable Laws of other jurisdictions, in each case pursuant to Section 6.6; and provided, further, that the Company shall promptly reimburse all such fees and expenses of Parent if the Merger is consummated.

(b)  Company Payment.

(i)  Payment.   The Company shall promptly, but in no event later than two (2) Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to thirteen million dollars ($13,000,000) in immediately available funds (the "Termination Fee") in the event that this Agreement is (i) terminated by Parent pursuant to Section 8.1(e) or Section 8.1(g), provided, however, in the case of termination pursuant to Section 8.1(g), that the breach by the Company giving rise to termination is willful or intentional, (ii) terminated by the Company pursuant to Section 8.1(h), provided, however, in the case of termination under Section 8.1(h), payment of the Termination Fee by the Company shall be made prior to such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 8.1(b) or Section 8.1(d); provided, further, that in the case of termination pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(g), (a) such payment shall be made only if after the date of this Agreement in respect of a new Acquisition Proposal or a restatement of a previously submitted Acquisition Proposal that was previously withdrawn or not accepted and prior to the termination of this Agreement in respect of any Acquisition Proposal, there has been disclosure publicly or to any member of the board of directors or any officer of the Company of an Acquisition Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two (2) Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company. The Company shall promptly, but in no event later than two (2) Business Days after the date of termination pursuant to Section 8.1(d), reimburse Parent its out-of-pocket fees and expenses incurred in connection with pursuing the transactions contemplated hereby (including in connection with pursuing the Financing).

(ii)  Interest and Costs; Other Remedies.   The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3(b) at the highest prime rate of Citibank, N.A. in effect on any date from the date such payment was required to be made until the date on which such payment is actually made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii)  Certain Definitions.   For the purposes of this Section 8.3(b) only, "Acquisition," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of the party immediately preceding such transaction constitute less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of forty percent (40%) of the aggregate fair market value of the party's business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of the party.

(c)  Parent Payment.

(i)  If (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) and at such time all conditions to Parent's and the Merger Sub's obligations to consummate the Merger shall have been satisfied, other than Section 7.2(f); or (B) this Agreement is terminated by the Company pursuant to Section 8.1(f) because of material breach by Parent of its obligations under Section 5.2(a), provided, that in the case of both of clauses (A) and (B) the Company shall not be in material breach of this Agreement, then Parent shall pay to the Company thirteen million dollars ($13,000,000) in cash (the "Parent Termination Fee"), it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.3(c) on more than one occasion, and provided, further that the provisions of this Section 8.3(c)(i) shall be subject to Section 8.3(c)(ii) hereof. If the Parent Termination Fee shall be payable hereunder, it shall be due within two (2) Business Days after the termination of this Agreement. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(ii)  Other than for fraud in the inducement, neither Parent nor Merger Sub shall have any liability to the Company in excess of an aggregate amount of thirteen million dollars ($13,000,000) (the "Parent Liability Cap") in respect of (i) any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement, (ii) all other such amounts paid by Parent or Merger Sub to the Company with respect to all claims that had previously been brought by the Company against Parent and/or Merger Sub and (iii) any amounts paid by Parent to the Company pursuant to Section 8.3(c)(i). Notwithstanding anything herein to the contrary, if any payment to the Company of any judgment for monetary damages, when taken together with any amounts paid pursuant to Section 8.3(c)(i) hereof would cause the Parent Liability Cap to be exceeded, such judgment shall be paid only to the maximum extent as would not cause the Parent Liability Cap to be exceeded.

8.4  Amendment.   Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the shareholders of the Company; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which by Law requires further approval by the shareholders of the Company without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.5  Extension; Waiver.   At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 8.1(b), shall not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

9.1  Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2  Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)  if to Parent or Merger Sub, to:

Elara Holdings, Inc.
c/o Fremont Partners III, L.P.
199 Fremont Street
San Francisco, CA 94105
Attention:  Kevin Baker, Esq.
Fax Number:  (415) 284-8191

with copies to:

Elara Merger Corporation
c/o Fremont Partners III, L.P.
199 Fremont Street
San Francisco, CA 94105
Attention:  Kevin Baker, Esq.
Fax Number:  (415) 284-8191

and

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention:   Kenton J. King, Esq.
Leif B. King, Esq.
Fax Number:  (650) 470-4570

if to the Company, to:

Direct General Corporation
2813 Business Park Drive
Memphis, TN 38118
Attention:  Tammy R. Adair, President
Fax Number:  (901) 541-3382

with copies to:

Direct General Corporation
1281 Murfreesboro Road
Nashville, Tennessee 37217
Attention:  Ron F. Wilson, Esq.
Fax Number:  (615) 366-3722

and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue
First Tennessee Building
Memphis, Tennessee 38103
Attention:  Matthew S. Heiter, Esq.
Fax Number:  (901) 577-0737

and

Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402-1498
Attention:  William B. Payne, Esq.
Fax Number:  (612) 340-2868

9.3  Interpretation; Knowledge.

(a)  When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. For the purposes of this Agreement, the phrases "has delivered", "has provided" and similar phrases include providing Parent access to any required documents and information through any website, database or other electronic medium specifically established for the purpose of providing Parent access to such documents and information.

(b)  For purposes of this Agreement, the term "Knowledge" in respect of either Parent or the Company means (i) with respect to Parent, the actual knowledge, after reasonable inquiry, of its executive officers and directors and (ii) with respect to the Company, the actual knowledge of the persons identified in the Company Disclosure Schedule as having knowledge attributable to the Company, and the actual knowledge, after reasonable inquiry, of the appropriate officers and employees of the Company; provided that to the extent that any such appropriate officer or employee is also identified in the Company Disclosure Schedule as having knowledge attributable to the Company, "Knowledge" in respect of such person shall be that person’s actual knowledge after reasonable inquiry.

(c)  For purposes of this Agreement, the term "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that (i) is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition, or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect or Effects primarily resulting from (A) changes affecting the United States or world economy generally, which changes do not disproportionately affect such entity (taken as a whole with its Subsidiaries, if any), (B) the announcement of the execution of the Agreement, the transactions contemplated hereby or the pendency or consummation of the Merger, (C) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by a party, (D) changes in GAAP or SAP, (E) any failure to meet published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect) or (F) any shareholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or (ii) materially impedes or could reasonably be expected to materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Laws. Notwithstanding anything to the contrary in this Agreement, each of Parent and the Company agrees that for purposes of the definition of "Material Adverse Effect," each material adverse development in any of the Litigation Matters against the Company, including, without limitation, (i) with respect to the insurance coverage available to the Company therefor, (ii) the discovery of facts adverse to the Company through legal process, internal investigation or otherwise or (iii) the assertion of new claims or allegations or the entry of any court rulings, judgments or decisions, shall constitute an "Effect."

(d)  For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e)  For purposes of this Agreement, the term "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(f)  For purposes of this Agreement, the term "Permitted Liens" shall mean (1) statutory liens for Taxes or other payments that are not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which, in each case, adequate reserves have been established in accordance with GAAP; (2) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (3) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Laws; (4) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (5) statutory purchase money liens; (6) liens imposed by applicable Law; (7) easements, covenants and rights of way and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the use or occupancy or value of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; and (8) liens described in Section 9.3(f) of the Company Disclosure Schedule.

(g)  For purposes of this Agreement, the term "Litigation Matters" shall mean those items on Section 3.10 of the Company Disclosure Schedule marked with an asterisk.

(h)  Information disclosed under one section of the Company Disclosure Schedule may be cross referenced to any other section or sections of the Company Disclosure Schedule provided that any such cross reference is express and specific. The fact that any information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Without limiting the foregoing, the information set forth in the Company Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement.

9.4  Counterparts.   This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                              9.5  Entire Agreement; Third-Party Beneficiaries.   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Voting Agreement, Employment and Non-Competition Agreements, Subscription Agreements, Management Stockholders' Agreement and any Resignation and Restrictive Covenants Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Expense Reimbursement Agreement, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions in Section 6.9 are statements of current intent and no Employees/Service Providers or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Employee/Service Provider or other Person is or is intended to be a third-party beneficiary thereof.

9.6  Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7  Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8  Governing Law.   This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof); provided, however, that the Merger shall be governed by Tennessee Law. Each of Parent, Merger Sub and the Company hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in the State of Delaware and hereby consents to the jurisdiction and venue of such tribunal. Each of Parent, Merger Sub and the Company further agrees that process may be served upon it by certified mail, return receipt requested, addressed as provided in Section 9.2, and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

9.9  Rules of Construction.   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10  Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to any of its Subsidiaries as long as Parent remains ultimately liable for all of Parent's obligations hereunder. Any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11  Waiver of Jury Trial.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ELARA HOLDINGS, INC.

By: /s/ David Lorsch
Name: David Lorsch
Title: Vice President, Secretary and Treasurer

ELARA MERGER CORPORATION

By: /s/ David Lorsch
Name:David Lorsch
Title: Vice President, Secretary and Treasurer

DIRECT GENERAL CORPORATION

By: /s/ William C. Adair, Jr.
Name: William C. Adair, Jr.
Title: Chairman and Cheif Executive Officer